Exhibit 99.1

Innovex Receives Letter From Nasdaq Regarding Non-Compliance with Stockholders' Equity Requirement

PLYMOUTH, Minn.--(BUSINESS WIRE)--Innovex (Nasdaq: INVX) received a Staff Deficiency Letter from The Nasdaq Stock Market on February 11, 2008 which stated that the Company’s stockholders’ equity at December 29, 2007 was less than the $10 million minimum in stockholders’ equity required for continued listing on The Nasdaq Global Market under Marketplace Rule 4450(a)(3). As reported in the Company’s Quarterly on Form 10-Q for the period ended December 29, 2007, the Company’s stockholders’ equity was $6,163,044.

In its letter, Nasdaq staff requested that the Company provide, on or before February 26, 2008, a plan to achieve and sustain compliance with all of The Nasdaq Global Market listing requirements, including the minimum stockholders’ equity requirement. If Nasdaq staff determines that the Company has not presented an appropriate definitive plan, the staff will provide the Company with a written notification that its securities will be delisted from The Nasdaq Global Market. The Company may then appeal the Nasdaq staff’s delisting determination to the Nasdaq Listing Qualifications Panel. The Company also may consider applying to list its securities on The Nasdaq Capital Market if it satisfies the requirements for continued listing on that market.

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT:
Innovex, Inc.
Doug Keller, VP - Finance, 763-383-4025
Facsimile: 763-383-4090
Internet: http://www.innovexinc.com